Exhibit 99.1

Second Quarter

Conference Call

07/27/04

Mike LaVelle:

Good morning.  Thank you for joining us this morning. The second quarter has been an exciting time at Analysts International.  Revenues and profits continued to improve; we achieved Cisco Gold certification and made key enhancements to our management team.

I’m going to take this opportunity to give you a brief update on these events and then we will go into the quarterly results.

On June 21st, we announced the appointment of Jeffrey Baker as President and David Steichen as Chief Financial Officer of Analysts International.

Jeff Baker comes to Analysts with a stellar track record in the consulting sector and solid global business development, management and M&A experience.

He is a founding partner, investor and director of several start-up companies and served from 1985 through 2002 with PricewaterhouseCoopers (PwC) where he was most recently a partner and member of the Executive Leadership Team.

Jeff was directly responsible for strategy and corporate development of the firm’s worldwide management consulting and technology services. As a member of the executive team he oversaw the firm’s 1,300 partners and 32,000 staff members across 52 global territories.

In addition, he advised some of the firm’s premier clients on large scale M&A transactions.

Jeff led the negotiations on behalf of PwC consulting in connection with IBM’s 2002 acquisition of the firm, a transaction that was voted “Deal of the Year for 2002” by Institutional Investor Magazine.

I am very excited about the strengths he brings to the Company.

Our CFO, David Steichen, has been with Analysts since 1999 and has served as Controller, Treasurer and Interim CFO.

Prior to joining Analysts, Dave was with Deloitte & Touche where he held senior manager positions in the National SEC Services Group, Manufacturing and Emerging Markets practices.

Dave’s contributions and accomplishments as interim CFO have been outstanding. I feel fortunate to have him as our CFO.

When coupled with the strong leadership capabilities of John Bamberger, our Chief Operating Officer, and Penny Quist, Senior Vice President of Marketing and Business Development, these appointments put in place one of the strongest management teams in our industry and a team that we believe is best equipped to handle the challenge and evolving opportunities inherent in our markets.

As I mentioned earlier, second quarter revenues came in at the high end and profits slightly above guidance.

We are pleased with the steady growth in business and anticipate continued growth throughout the year.

Dave Steichen, our CFO, and John Bamberger, our Chief Operating Officer, will now discuss our second quarter operating results. First Dave will present the financial performance.

David Steichen:

Thank You, Mike.

As Mike mentioned, we are pleased to announce that our second quarter has once again yielded positive results in terms of quarter over quarter revenue and profitability growth.  As indicated in the press release we issued earlier today, total revenue increased to $86.9 million in the second quarter, up 1.7% from the first quarter in spite of the fact that this quarter contained one less billable day than the first.  This quarter represents our third consecutive quarter of revenue growth.  The revenue growth experienced during this three-quarter period reflects an annual growth rate of 11.5%.  It is worth noting, while the pace of M&A activity in the industry is accelerating, all of the growth we have experienced during this period has been organic.

As a result of these three consecutive quarters of revenue growth, for the first time since the second quarter of 2001, we are able to report year over year revenue growth.  The second quarter of 2004 produced 5.2% more revenue than the comparable quarter one year ago.

Second quarter direct revenue of $72.1 million was up 1.4% over the first quarter and up slightly from the comparable quarter last year.

Last quarter, as a result of two consecutive quarters of increasing revenue and the significant cost reduction measures implemented during the last half of 2003, we reported our long awaited return to profitability.  Today, I am pleased to report that we have not only maintained our profitability into the second quarter, but we have built on our first quarter results to increase our profits.  As reported earlier today, our second quarter results yielded a net profit of $706,000 or 3 cents per share.  This compares to 2 cents per share reported in the first quarter and represents our third consecutive quarter of improving operational performance.  As I said in last quarter’s call, we believe these results represent just the beginning of Analysts International’s recovery.

Although we continue to experience intense competition on average bill rates, we did experience a slight increase in these rates during the second quarter.  As I indicated in the first quarter call, however, while this slight increase in bill rates is encouraging, pricing pressures from our clients, increases in medical and other fringe benefit costs, and increasingly, salary pressures from our consultants are continuing to add up to tightening margins.  These factors are expected to continue to affect our operations for the duration of 2004, and will make improvements in our average bill rates, and our average gross margins very difficult to accomplish.  As a result, we are anticipating these two factors to remain flat for the remainder of 2004.

Sub-supplier revenue of $14.8 million was up $500,000 from the first quarter, and up $3.6 million from the comparable quarter last year.  Overall, while our sub-supplier activity as a percent of total revenue may fluctuate slightly from quarter to quarter, we do not expect a significant change in the current levels of this activity.

For the second quarter, our revenue mix included 55% staffing, 28% solutions and 17% sub-supplier.

The gross margin on our direct business offerings was 21.4% for the second quarter, up slightly from the 21.3% reported in the first quarter and up from 20.6% reported in the comparable quarter last year.  As mentioned, the modest increase in gross margins over last quarter, in spite of the larger increase experienced in average bill rates, is reflective of increasing pressures on bill rates and pay rates, as well as the rate at which we are accruing for medical and other benefit related costs.

During the second quarter, we continued to be extremely vigilant about controlling our operating costs.  Our efforts are really beginning to pay off.  Our second quarter SG&A expenses amounted to $15.2 million, or 17.5% of revenue.  The total dollars spent in this area during the second quarter were essentially even with the first quarter and the comparable quarter one year ago.  As a percentage of revenue, however, our rate of expenditure has declined from 17.7% of revenue last quarter and 18.2% of revenue in the comparable quarter last year.

The decrease in SG&A costs as a percent of revenue is reflective of our ongoing efforts to improve operating efficiency and effectiveness.  Since the fall of 2003 we have made many organizational and management changes to help reduce our operating cost.  We continue to focus in this area, and as revenues increase, we expect to see significant economies of scale kick in, reducing our operating costs as a percent of revenue even further.

For the quarter, we reported EBITDA of $1.6 million, up from the $1.4 million reported last quarter. Free cash flow remained strong, coming in at $776,000 for the quarter compared to a $764,000 last quarter.

As was the case in the first quarter, in the second quarter, we have not recorded a provision for income taxes.  We maintain large reserves against our deferred tax assets, and as we continue to generate profits throughout 2004, we expect to reverse these reserves to negate any tax expense, which may otherwise have been recorded.

Absent the provision for taxes, this quarter produced a net profit of $706,000 or 3 cents per share compared with net profit of $454,000 posted in the first quarter, and a net loss of $168,000 for the comparable quarter last year.

For the first six months of 2004, we have recorded a net profit of $1,160,000 as compared to a net loss of $484,000 recorded last year.  We are thrilled to be reporting improving profitability, and we are looking forward to our return to annual profitability.

Our balance sheet continues to be strong. Receivables of $60.5 million at the end of the quarter were up from the $55.6 million reported at the end of 2003.  Working capital of $37.0 million was up $1.3 million from the end of the year, and days sales outstanding of 63 days remains comparable to prior periods.

We ended the quarter with no debt on the balance sheet and a cash surplus of $4.1 million, compared to $4.5 million at the end of 2003.  As our receivable balance grows in response to increasing revenue, our cash reserves are being utilized to fund that growth. Our credit line, with available borrowing of $31 million, remained untapped at the end of the second quarter.  The level of available borrowings under this facility continues to remain high as our receivable collateral base has increased.  This line of credit is available for our use as continued growth and other business opportunities call for working capital.  We strongly believe our cash reserves, along with our unused credit facility, can support the operating needs of our company.

I am excited to be able to report our third consecutive quarter of increasing revenue and improving operations.  We firmly believe we are at the beginning of a trend, and we expect revenue to continue to grow throughout 2004.  We are looking forward to the opportunities that lay ahead of us now that we have returned the company to a profitable position.  As we have been indicating all year, we are optimistic revenue will approach $350 million for 2004, however, we are not providing profitability guidance for the year.  We believe we will continue to report profitable results for the remainder of 2004, and we hope to see our reported profitability grow from quarter to quarter throughout the year.  Our guidance for the third quarter places revenue between $86 and $88 million.  With revenue at this level, we expect to produce an operating profit between 3 and 4 cents per share.

With that, I’ll turn the call back over to Mike.

Thanks Dave.  Now John Bamberger will discuss second quarter operations.

Thanks Mike. I’ll start by reviewing our current business operations.

Our Business Solutions practice had quarterly revenues of approximately $12.6 million, or 17.5% of direct revenues.  This is level with our first quarter revenues from Business Solutions.  Utilization for this business was approximately 85%, which is an increase of 1% from the first quarter.

Infrastructure Services generated revenues of over $12.1 million, or 16.8% of our direct revenues.  This is an increase of approximately $500,000 from first quarter revenues.  This increase includes an increase in hardware revenue of approximately $851,000.  Average utilization in this area was approximately 87%, which is an increase of 1% from the first quarter.

These business practices totaled over $24.7 million; this represents 28.5% of total second quarter revenues and 34.3% of our direct revenues.

Technical Staffing produced direct quarterly revenues of over $47.3 million.  This is an increase of approximately $516,000 from the first quarter.  Staff utilization was approximately 92%, which is level with the first quarter.

This area accounted for 54.5% of our total revenues and 65.7% of our direct revenues for the quarter.

Our sub-supplier revenues were approximately $14.8 million. This is an increase of approximately $456,000 from first quarter revenues.  These are all pass-through revenues and associated fees provide minimal profits.  This area represents 17.0% of our total revenues.

During the second quarter, we continued to pursue our three distinct markets for growth.

•                  The Fortune 500s

•                  Small and medium size businesses, and

•                  Technology and product partners

This strategy continues to be successful and following are some of the wins as a result of this focus.

In the Fortune 500 market

•                  We received 12 to 18 month contract extensions for hosting services we provide for an automotive manufacturer.  The value of these extensions is approximately $1.7 million.  We also won a new consulting engagement in connection with this extension.

•                  We made 24 staffing placements at a customer that provides medical technology solutions.  These placements were related to an SAP implementation where we won a significant number of available requirements due to our proven track record and customer relationship.

•                  We made staffing placements at a new customer that is a world leader in hotels and related services.  This win was the result of our continuing initiative to gain significant new staffing customers.

•                  We made significant inroads at three of our largest staffing customers.  These customers are in the banking and communication industries and they regularly rate their staffing vendors.  Such ratings are based on audits for: quality of service, timeliness, consultant quality, economics, diversity and other matters.  We rated very high at all of these customers and this coincides with our substantial increase in headcount at these locations this year.

•                  Finally in the Fortune 500 market, we became an approved vendor to provide professional staffing services for a computer manufacturer and service provider.  We won this approval subsequent to participating in an online auction where a limited number of vendors were approved.

Our second market is small and medium size businesses.  Some of our wins in this market follow.

•                  During the second quarter we continued to win new IP/Tel installation and consulting engagements.  Our IP/Telephony practice, based on Cisco technology, continues to grow based on our ability to deliver convergence of voice, data and video networks.  Later in my remarks, I will expand upon our work with this technology.

•                  We began making staffing placements at a new customer that is a world leader in e-commerce outsourcing.  During the quarter we placed six engineers and also made two permanent placements at this new customer.

•                  We closed an agreement with a film and entertainment company where we will provide web site development, third party integration and hosting services.  Our services will be used for selling their products over the internet.  Analysts is paid fees for “up-front” costs while ongoing revenue is earned based on revenues derived from the website.  We expect more products to be added to the website and accordingly, our revenues will grow.

Our third focus is to partner with hardware and software companies to sell and implement their products.

•                  We partnered with Microsoft and won two new Microsoft CRM installation engagements.  The engagements include development, testing, implementation and training.

•                  In connection with an automotive suppliers server consolidation and disaster recovery initiatives, Analysts partnered with EMC to assist with the implementation of two storage area networks (or SAN’s).  The SAN’s will be located in Michigan and New York and will provide redundant, real time backups.

•                  An independent Preferred Provider Healthcare Organization asked Analysts to outline and implement a data storage and backup recovery solution that will ensure the continuance of their core customer database.  Again we partnered with EMC for a solution that resulted in a “point-in-time” recovery option and increased maintenance window.

•                  During the fourth quarter of 2003, we told you about a new relationship with a national hardware reseller wherein we became one of their national service providers.  The relationship continues to grow as numerous service wins, with over a dozen new customers, have occurred since last year.

•                  As mentioned previously in my remarks, Analysts has developed a practice in implementing Cisco technology solutions.  The quality of this practice was recognized by Cisco, when they determined we met all the criteria to become a Gold certified partner.  We are one of 78 Cisco Gold certified partners in the USA.  Cisco Gold Partners must meet stringent personnel, training, customer satisfaction, specialization and post-sales support requirements.  Currently, we have Cisco specializations in IP Telephony, VPN Security and wireless LAN’s.

We are proud to attain this certification from Cisco.  This is a significant relationship for us and we look forward to the opportunities that result from it.

These are just some of the wins this past quarter.

In other areas: we have significant projects in the offshore pipeline and expect one or two will commence in the third quarter.  We are in the final stages of assisting a UK based midsized staffing firm in their evaluation, selection and acquisition of an Indian based company.  Although offshore is running slower than anticipated, and the sales cycle is lengthy, having the capabilities is gaining us access to a number of new customers.

Our nursing operations recently signed two new hospitals, which will increase that business 70%.  This still represents a small portion of our business – but it is growing.

Our activity continues to increase with more opportunities as we move into the third quarter.  I am optimistic about our growth potential and look forward to expanding our business.

Now, I’ll turn the call back to Mike.

With this year’s profitability and a forecast of steady moderate growth for the balance of the year, we feel strong about our position in the marketplace.

We are debt free and financially solid. Our management team is experienced, aggressive, energetic, proven in difficult times and more than ready to exploit the opportunities of a recovering market.

We retained the best of our sales force and developed one of the top recruiting organizations in the industry.

We’re just getting started.

Through the use of technology, the introduction of new operating models, selective and intelligent acquisitions, we intend to bring Analysts to a leadership position in the Human Capital Management and Business Solutions markets.

Now Jeff Baker, President of Analysts International, will discuss his new position and near term objectives.

Jeff Baker:

Thanks Mike.  I’m excited to be here with Analysts International at this important time in its history.  The Company has returned to profitability, has a strong balance sheet and is well positioned to deal with the opportunities and challenges ahead.  I want to make a few comments on my priorities.

One of those priorities will be focusing on the future and how the Company can best position itself to succeed.  The industry has already suffered through a number of challenges including overall downturn in spend, margin pressures, just to name a few.  But there are also a number of other, perhaps more significant, market-changing forces that will likely reshape what we sell, how we sell and to whom we sell.  The companies that succeed and capitalize on those opportunities will be those that act quickly and decisively.  I intend for us to be a leader on that front.

This leads into another one of my priorities which is the development and execution of an aggressive growth strategy.  This will be a growth strategy that will likely include acquisitions to reposition ourselves strategically, accretive transactions to achieve scale as well as creative deals with our clients to create larger, longer, more predictable revenue streams and better margins.

I will also be focusing on fine-tuning some of our key business processes and looking at ways to better use technology to drive efficiency and in turn, better margins.

These, together with some of my other priorities are all focused around creating shareholder value and creating a great environment for people to work.  It’s a tall order to fill but I believe the timing is right, the management team is committed and the market will demand it.

Thanks Jeff.

I just want to note that in the future Jeff will be leading these calls and I’ll be here with the team to answer questions.

We will now take your questions.